Exhibit 5.1

BREWER & PRITCHARD, P.C.
THREE RIVERWAY, SUITE 1800                                                                      Phone (713) 209-2950
HOUSTON, TEXAS 77056                                                                       Fax (713) 659-5302

June 20, 2005

eLinear, Inc.
2901 West Sam Houston Parkway North, Suite E-300
Houston, Texas 77043

Re: eLinear, Inc.
Registration Statement on Form S-8
Gentlemen:

We have represented eLinear, Inc., a Delaware corporation (“Company”), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 (“Registration Statement”) relating to the proposed issuance of 4,000,000 shares (“Shares”) of the Company’s common stock, par value $.02 per share (“Common Stock”) issued pursuant to a certain agreement (“Plan”) attached as an exhibit to the Registration Statement.

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ BREWER & PRITCHARD, P.C.

BREWER & PRITCHARD, P.C.